Exhibit 4.1
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                             GRANTOR TRUST AGREEMENT

         This Grantor Trust Agreement (this "Agreement") made as of the 31st day of August 2005, by and between ATC HEALTHCARE, INC., a Delaware corporation (the "Company") and DAVID J. HIRSCH as the Trustee under this Agreement ("Trustee").

                                   WITNESSETH

         WHEREAS, each of Stuart Savitsky, Shabsi Schreier and Steven Wiener (each individually referred to as a "Noteholder" and collectively as, the "Noteholders") previously sold assets to the Company and received certain debt obligations as partial consideration for such asset sale and which debt obligations are currently evidenced by Subordinated Promissory Notes of the Company's subsidiaries, ATC Healthcare Services, Inc. and ATC Staffing Services, Inc., dated April 22, 2005, each in the principal amount of Two Million Seven Hundred Thousand Dollars ($2,700,000), for an aggregate principal amount of Eight Million One Hundred Thousand Dollars ($8,100,000) (individually, a "Note" and collectively, the "Notes"); and

         WHEREAS, the Company and the Noteholders desire that the Noteholders cancel the Notes in exchange for an unfunded promise by the Company to cause to be issued in their names Series B Preferred Stock of the Company under conditions and at times as set forth in an Agreement dated as of an even date herewith by and among the Company and each of the Noteholders (referred to as the "Agreement"); and

         WHEREAS, Company wishes to establish a grantor trust (the "Trust") and to contribute to the Trust assets comprised of shares of the Company's newly issued 5% Convertible Series B Preferred Stock (the "Series B Preferred Stock") that shall be held therein, subject to the claims of Company's creditors in the event of Company's Insolvency, as herein defined, until paid to the Noteholders and their beneficiaries in a manner and at times as specified in the Agreement;

         WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Agreement as an unfunded promise maintained for the purpose of providing installment payments in consideration of the Noteholders previous sale of assets to the Company; and

         WHEREAS, it is the intention of Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Agreement;

         NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

Section 1.        Establishment Of Trust

         (a) The Company hereby deposits with Trustee in trust an aggregate of Four Thousand Fifty (4,050) shares of the Company's Series B Preferred Stock, with a base liquidation value of Two Thousand Dollars ($2,000) per share (the "Shares") evidenced by a certificate or certificates for such Shares in the name of the Trust, which Shares shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

         (b) The Trust hereby established shall be irrevocable.

         (c) The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

         (d) The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of Noteholders and general creditors as herein set forth. Noteholders and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Agreement and this Trust Agreement shall be mere unsecured contractual rights of Noteholders and their beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of the Company's general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

         (e) Neither Trustee nor any Noteholder or beneficiary shall have any right to compel additional deposits.

Section 2.   Release of Shares to Noteholders and Their Beneficiaries.

         (a) The Trustee shall release from the Trust the number of Shares (the "Share Releases") in respect of each Noteholder that are to be released from the Trust and issued in the name of each Noteholder (and/or his or her beneficiaries), as set forth on Exhibit A attached hereto. Except as otherwise provided herein, Trustee shall make payments and releases of the Shares to the Noteholders and their beneficiaries in accordance with each Agreement and Exhibit A hereto. The Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the Share Releases pursuant to the terms of the Agreement and shall pay amounts withheld to the appropriate taxing authorities or determine that the amounts have been reported, withheld and paid by the Company.

         (b) The entitlement of a Noteholder or his or her beneficiaries to Share Releases as determined under the Agreement and any claim for Share Releases shall be considered and reviewed under the procedures set out in the Agreement.

         (c) The Company authorizes Share Releases directly to Noteholders or their beneficiaries as they become due under the terms of the Agreement. Company shall notify Trustee to make Share Releases directly prior to the time any Shares are required to be issued and paid to participants or their beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make Share Releases in accordance with the terms of the Agreement, the Company shall issue the balance of any Series B Preferred Stock relating to each Share Release as it falls due. Trustee shall notify the Company where principal and earnings are not sufficient.

Section 3. Trustee Responsibility Regarding Payments to Trust Beneficiary When Company Is Insolvent.

         (a) Trustee shall cease Share Releases to Noteholders and their beneficiaries if the Company is Insolvent. The Company shall be considered "Insolvent" for purposes of this Trust Agreement if (i) the Company is unable to pay its debts as they become due, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

         (b) At all times during the continuance of this Trust, as provided in
Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of the Company under federal and state law as set forth below.

                  (1) The Board of Directors and the Chief Executive Officer of the Company shall have the duty to inform Trustee in writing of the Company's Insolvency. If a person claiming to be a creditor of the Company alleges in writing to Trustee that the Company has become Insolvent, Trustee shall determine whether the Company is Insolvent and, pending the determination, Trustee shall discontinue Share Releases or other payments to Noteholders or their beneficiaries.

                  (2) Unless Trustee has actual knowledge of the Company's Insolvency, or has received notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, Trustee shall have no duty to inquire whether the Company is Insolvent. Trustee may in all events rely on evidence concerning the Company's solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning the Company's solvency.

                  (3) If at any time Trustee has determined that the Company is Insolvent, Trustee shall discontinue Share Releases or other payments to Noteholders or their beneficiaries and shall hold the assets of the Trust for the benefit of the Company's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Noteholders or their beneficiaries to pursue their rights as general creditors of the Company with respect to Payments due under each Agreement or otherwise.

                  (4) Trustee shall resume the Share Releases to Noteholders or their beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that the Company is not Insolvent (or is no longer Insolvent).

         (c) Provided that there are sufficient assets, if Trustee discontinues the Share Releases or other payments from the Trust pursuant to Section 3(b) hereof and subsequently resumes such share releases or payments, the first share release or payment following the discontinuance shall include the aggregate amount of all Share Releases or payments due to Noteholders or their beneficiaries under the terms of the Agreement for the period of the discontinuance, less the aggregate amount of any Share Releases or payments made to Noteholders or their beneficiaries by Company in lieu of the Share Releases or payments provided for hereunder during any period of discontinuance.

Section 4.   Payments to Company.

         The Company shall have no right or power to direct Trustee to return to the Company or to divert to others any of the Trust assets, except as provided in Section 6 hereof, before all Share Releases and other required payments hereunder have been made to Noteholders and their beneficiaries pursuant to the terms of the Agreement.

Section 5.   Investment Authority.

         (a) Trustee may invest in securities (including stock or rights to acquire stock) or obligations issued by the Company. All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with any of the Noteholders.

Section 6.   Disposition of Income or Redemption Proceeds.

         During the term of this Trust, as may be requested from time to time at the sole discretion of the Company, all, or any part of the income, including dividends, and any redemption proceeds received by the Trust, net of expenses and taxes, shall be returned to the Company.

Section 7.   Accounting by Trustee.

         Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including specific records as shall be agreed upon in writing between the Company and Trustee. Within Sixty (60) days following the close of each calendar year and within Sixty (60) days after the removal or resignation of Trustee, Trustee shall deliver to the Company a written account of its administration of the Trust during the year or during the period from the close of the last preceding year to the date of the removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of the purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of the year or as of the date of the removal or resignation, as the case may be.

Section 8.   Responsibility of Trustee.

         (a) Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with the matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company which is contemplated by, and in conformity with, the terms of each Agreement or this Trust and is given in writing by the Company. In the event of a dispute between the Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

         (b) If Trustee undertakes or defends any litigation arising in connection with this Trust, the Company agrees to indemnify Trustee against Trustee's costs, expenses and liabilities (including, without limitation, attorneys' fees and expenses) relating thereto and to be primarily liable for the payments. If the Company does not pay the costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust.

         (c) Trustee may consult with legal counsel (who may also be counsel for the Company generally) with respect to any of its duties or obligations hereunder.

         (d) Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

         (e) Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against the policy.

         (f) However, notwithstanding the provisions of Section 8(e) above, Trustee may loan to the Company the proceeds of any borrowing against an insurance policy held as an asset of the Trust.

         (g) Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

Section 9.   Compensation and Expenses of Trustee.

         The Company shall pay all administrative and Trustee's fees and expenses.

Section 10.  Resignation and Removal of Trustee.

         (a) Trustee may resign at any time by written notice to the Company, which shall be effective Thirty (30) days after receipt of the notice unless the Company and Trustee agree otherwise.

         (b) Trustee may be removed by the Company on Thirty (30) days notice or upon shorter notice accepted by Trustee except that upon a Change of Control, as defined herein, the Company may not remove Trustee for one (1) year.

         (c) If Trustee resigns within one (1) year of a Change of Control, as defined herein, Trustee shall select a successor Trustee in accordance with the provisions of Section 11(b) hereof prior to the effective date of Trustee's resignation.

         (d) Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within Thirty (30) days after receipt of notice of resignation, removal or transfer, unless the Company extends the time limit.

         (e) If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraphs (a) or (b) of this section. If no appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

Section 11.  Appointment of Successor.

         (a) If Trustee resigns or is removed in accordance with Section 10(a) or (b) hereof, the Company may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the Company or the successor Trustee to evidence the transfer.

         (b) If Trustee resigns pursuant to the provisions of Section 10(c) hereof and selects a successor Trustee, Trustee may appoint any third party such as a bank trust department or other party that may be granted corporate trustee powers under state law. The appointment of a successor Trustee shall be effective when accepted in writing by the new Trustee. The new Trustee shall have all the rights and powers of the former Trustee, including ownership rights in Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the successor Trustee to evidence the transfer.

         (c) The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof. The successor Trustee shall not be responsible for and the Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

Section 12.  Amendment or Termination.

         (a) This Trust Agreement may be amended by a written instrument executed by Trustee and the Company. Notwithstanding the foregoing, no amendment shall conflict with the terms of the Agreement or shall make the Trust revocable.

         (b) The Trust shall not terminate until the date on which Noteholders and their beneficiaries are no longer entitled to Share Releases or other payments pursuant to the terms of the Agreement and this Trust. Upon termination of the Trust any assets remaining in the Trust shall be returned to the Company.

         (c) Upon written approval of participants or beneficiaries entitled to Share Releases or other payments pursuant to the terms of the Agreement and this Trust, the Company may terminate this Trust prior to the time all Share Releases or other payments under the Agreement or this Trust have been made. All assets in the Trust at termination shall be returned to the Company.

Section 13.  Miscellaneous.

         (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any prohibition, without invalidating the remaining provisions hereof.

         (b) Share Releases or other payments to Noteholders and their beneficiaries under this Trust Agreement and the Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

         (c) This Trust Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         (d) For purposes of this Trust, the term "Change of Control" shall be deemed to occur if any of the following occur:

                  (i) The Company is merged, consolidated or reorganized into or with another corporation or other entity, and as a result of the merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of the corporation or entity immediately after the transaction is held in the aggregate by the holders of Voting Stock immediately prior to the transaction;

                  (ii) The Company sells or otherwise transfers all or substantially all of its assets to another corporation or other entity and, as a result of the sale or transfer, less than a majority of the combined voting power of the then-outstanding securities of the other corporation or entity immediately after the sale or transfer is held in the aggregate by the holders of the Voting Stock immediately prior to the sale or transfer;

                  (iii) Any person or group of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) that holds less than 5% of the Voting Stock of the Company outstanding on the date of the first issuance of any of the Series B Preferred Stock becomes the beneficial owner of a majority of the Voting Stock.; or

                  (iv) Neither David Savitsky nor Stephen Savitsky is the Chairman of the Board, the Chief Executive Officer, the President, or the Chief Operating Officer of the Company.

For purposes of this Trust, the term "Voting Stock" means the capital stock of the Company of any class or series entitled to vote generally in the election of directors.

Section 14.  Effective Date.

         The effective date of this Trust Agreement shall be August __, 2005.


         IN WITNESS WHEREOF, the parties have caused this Grantor Trust Agreement to be duly executed as of the day and year first above written.


                                      ATC HEALTHCARE, INC.




                                      By:
                                         ---------------------------------
                                         Andrew C. Reiben,
                                         Senior Vice President


                                      TRUSTEE


                                      -------------------------------

                                      Name: David J. Hirsch

                                    EXHIBIT A
                                       TO
                             GRANTOR TRUST AGREEMENT

                           Schedule of Share Releases
                           --------------------------

The shares of the Company's Series B Preferred Stock that comprise the principal of the Trust, shall be released by the Trust to the Noteholders, with the Company issuing the appropriate stock certificate or certificates evidencing the ownership of the released Shares by each Noteholder as set forth in the below chart.

THE FOLLOWING RELEASE SCHEDULE IS SUBJECT TO ACCELERATION AND REDUCTION FOR ANY REDEMPTIONS PROVIDED FOR UNDER SECTION 1 OF THE AGREEMENT. TO THE EXTENT OF ANY REDEMPTION PAYMENTS TO NOTEHOLDERS, RELEASE AMOUNTS THAT FOLLOW SHALL BE REDUCED UNTIL THE AMOUNT OF SHARES THAT OTHERWISE WERE TO BE RELEASED EQUALS THE NUMBER OF SHARES THAT WERE REDEEMED

AS PROVIDED FOR UNDER SECTION 1 OF THE AGREEMENT, THE FOLLOWING RELEASE SCHEDULE AS TO EACH NOTEHOLDER IS FURTHER SUBJECT TO ACCELERATION IF THE INTERNAL REVENUE SERVICE MAKES A FINAL DETERMINATION TO TREAT THE NOTEHOLDER AS HAVING MADE A DISPOSITION OF HIS INSTALLMENT OBLIGATIONS OR OTHERWISE CHALLENGES THE NOTEHOLDER'S CONTINUED DEFERRAL OF CAPITAL GAIN INCOME FROM HIS PREVIOUS SALE OF ASSETS FROM WHICH THE NOTE DERIVED AND ANY SUCH FINAL DETERMINATION OR OTHER CHALLENGE BY THE INTERNAL REVENUE SERVICE IS UPHELD IF CONTESTED. IN THAT CASE, THE COMPANY SHALL DIRECT THE IMMEDIATE RELEASE TO EACH NOTEHOLDER OF ANY REMAINING SERIES B PREFERRED STOCK HELD BY THE TRUST FOR THE BENEFIT OF THAT NOTEHOLDER


                                                          Number of Shares of Series B Preferred Stock
                 Share Release Date                             Releases to each of the Noteholders

Third Anniversary of the Effective Date of this         One Hundred Sixty-Six (166) shares to each
Trust Agreement                                         Noteholder


Fourth Anniversary of the Effective Date of this        Eighty-Three (83) shares to each Noteholder
Trust Agreement


Fifth Anniversary of the Effective Date of this         One Hundred Sixty-Six (166) shares to each
Trust Agreement                                         Noteholder


Sixth Anniversary of the Effective Date of this         Eighty-Three (83) shares to each Noteholder
Trust Agreement


Seventh Anniversary of the Effective Date of this       One Hundred Sixty-Six (166) shares to each
Trust Agreement                                         Noteholder


The earlier to occur of (i) the time immediately
prior to the occurrence of a Change of Control of
the Company as such term is defined in the Trust        One-third (1/3rd) of the remaining total of all Shares
Agreement, or (ii) the  Tenth Anniversary of the        held in the Trust to each Noteholder
Effective Date of this Trust Agreement